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                                                                    EXHIBIT 21.1

                                  Subsidiaries

1. Telergy Operating, Inc., a Delaware corporation.

2. Telergy Mid Atlantic, LLC, a Delaware limited liability company.

3. Telergy Central, LLC, a New York limited liability company.

4. Telergy Network Services, Inc., a New York Corporation.

5. Telergy Metro LLC, a New York limited liability company.

6. Telergy Canada, Inc., a corporation organized in New Brunswick, Canada.

7. Telergy Parkway, Inc., a New York corporation.

8. Telergy East, LLC, a New York limited liability company.